UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 3, 2009

Dear Stockholder:

The ACCO Brands Corporation 2009 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central time) on Tuesday, May 19, 2009, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. A map with directions to the Arboretum Golf Club can be found following this letter. The sole purpose of the meeting is to consider the matters described in the following Notice of 2009 Annual Meeting and Proxy Statement.

It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or via the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly.

Sincerely,

Robert J. Keller

Chairman of the Board

and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING

AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, at 10:30 a.m. (Central time) on Tuesday, May 19, 2009, to consider and vote upon the following matters:

Item 1:	The election of five directors identified in this Proxy Statement for a term expiring at the 2010 Annual Meeting; and

Item 2:	To transact such other business as may properly come before the meeting or any adjournment thereof.

If you hold common stock at the close of business on March 23, 2009, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders via the Internet. We sent Notices of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about April 3, 2009. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on April 3, 2009.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who have invested in the ACCO Brands Stock Fund or hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Steven Rubin

Senior Vice President, Secretary

and General Counsel

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about April 3, 2009.

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at our 2009 Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009, beginning at 10:30 a.m. (Central time), at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information that we are required to provide you by law.

What is the purpose of the annual meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of 2009 Annual Meeting and described in this Proxy Statement, including: (1) the election of five directors, and (2) such other business as may properly come before the meeting. In addition, management will respond to questions from stockholders.

Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials via the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice provides stockholders with instructions on how to access and review this Proxy Statement and our annual report online, as well as vote online. We believe that providing proxy materials electronically will significantly reduce printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 23, 2009 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 54,417,698 shares of common stock outstanding on March 23, 2009.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank, broker or other nominee on a person’s behalf.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or the Internet by following the instructions printed on the proxy card or the Notice. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. You may also vote in person at the meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR the election of each director nominee.

Can I go to the annual meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or the Internet if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

How many votes are needed to elect the director nominees?

Directors are elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who invest in the ACCO Brands Stock Fund or hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you or your interest in the ACCO Brands Stock Fund in accordance with your directions given on your voting instruction card, by telephone or the Internet. If you hold shares of our common stock or invest in the ACCO Brands Stock Fund under the plan, please complete, sign and return your voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card prior to May 15, 2009. The voting instruction card will serve as instructions to the plan trustees to vote the whole shares attributable to your interest in the manner you indicate on the card.

ELECTION OF DIRECTORS

(Proxy Item 1)

During 2008, three directors resigned from the Board of Directors and, accordingly, our Board of Directors currently consists of seven members. At the 2008 Annual Meeting, the stockholders approved an amendment to our Restated Certificate of Incorporation that eliminated the classification of our Board of Directors on a progressive basis. As a result of that action, four of the five nominees listed below are serving terms of office as directors that expire at the 2009 Annual Meeting. The terms of the remaining currently serving directors (Dr. Ewers and Mr. Bayly) continue until the 2010 Annual Meeting.

Pierre E. Leroy has advised the Board of Directors that he has decided to not stand for re-election upon the completion of his term at the 2009 Annual Meeting. In his place, the Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee, has selected Michael Norkus as a nominee for election as a director at the 2009 Annual Meeting.

The Board of Directors proposes that each of the five nominees named and described below, four of whom currently serve as directors, be elected for a one-year term expiring at the 2010 Annual Meeting and until his respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Nominees. The names of the five director nominees, along with biographical and other information, their ages and, if applicable, the year first elected as a director of ACCO Brands, are set forth below. Each of the nominees has consented to serve a one-year term if elected. If any of them should become unavailable to serve as a director (which is not currently expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Name	Present positions and offices with ACCO Brands, principal occupations during the past five years and other directorships	Age	Director of ACCO Brands Since
G. Thomas Hargrove	Mr. Hargrove is a private investor. He served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of General Binding Corporation from 2001 until August, 2005.	69	August, 2005
Robert H. Jenkins	Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999 and as President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company which merged with United Technologies Corporation in June, 1999 forming Hamilton Sundstrand Corporation. Mr. Jenkins is a director of AK Steel Holding Corporation and Clarcor, Inc.	66	March, 2007

Robert J. Keller	Mr. Keller has served as Chairman and Chief Executive Officer of the Company since October 22, 2008. He had previously been named the Company’s Chairman on September 18, 2008. Previously, Mr. Keller served as President and Chief Executive Officer of APAC Customer Services, Inc. from March, 2004 until February, 2008. Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group.	55	August, 2005
Michael Norkus	Mr. Norkus is President of Alliance Consulting Group, a strategy consulting firm he founded in 1986. Prior to founding Alliance, Mr. Norkus spent 11 years with the Boston Consulting Group where he was a partner and a director. Mr. Norkus currently is a director of Overland Storage, Inc., where he chairs its nominating and governance committee and serves on the audit committee.	62	Not applicable
Norman H. Wesley	Mr. Wesley is retired. He served as Chairman of the Board of Fortune Brands, Inc. from January, 2008 until September, 2008 and was Chairman of the Board and Chief Executive Officer of Fortune Brands from December, 1999 until January, 2008. Mr. Wesley currently serves as a director of Fortune Brands, Inc., and Pactiv Corporation.	59	August, 2005

The Board of Directors recommends that you vote FOR the election of each nominee.

Continuing Directors. The names of the continuing directors, along with biographical and other information, their ages and the year first elected as a director of ACCO Brands, are set forth below.

Name	Present positions and offices with ACCO Brands, principal occupations during the past five years and other directorships	Age	Director of ACCO Brands Since
Dr. Patricia O. Ewers	Dr. Ewers has been retired since July, 2000. Prior to her retirement she had served as President of Pace University.	73	August, 2005
George V. Bayly	Mr. Bayly is a private investor. He served as interim Chief Executive Officer of U.S. Can Corporation from April, 2004 to January, 2005, and Chairman, President and CEO of Ivex Packaging Corporation, a specialty packaging company until June, 2002. Mr. Bayly was a director of General Binding Corporation from 1998 until August, 2005. He currently is a director of Huhtämaki Oyj, TreeHouse Foods, Inc. and Graphic Packaging Holding Company.	66	August, 2005

During 2008, there were eight meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

For information on the beneficial ownership of securities of ACCO Brands by directors and executive officers, see “Certain Information Regarding Security Holdings.”

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, such as Board composition and responsibilities, director compensation, and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with ACCO Brands, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with ACCO Brands.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a) any current employee of ACCO Brands, its subsidiaries, or ACCO Brands’ independent auditors;

(b) any former employee of ACCO Brands or its subsidiaries until three years after the employment has ended;

(c) any person who (1) is a current partner or employee of the firm that is ACCO Brands’ internal or external auditor; (2) has been within the last three years or has an immediate family member that has been within the last three years a partner or employee of such firm and worked on ACCO Brands’ audit during that time; or (3) has an immediate family member who is currently or within the last three years has been an employee of such firm and participates in the audit, assurance, or tax compliance (but not tax planning) practice;

(d) any person who is employed as an executive officer by another company on whose compensation committee one of ACCO Brands’ executive officers serves or has served during the prior three years;

(e) any person who receives, or who in any twelve month period within the last three years has received, more than $120,000 per year in direct compensation from ACCO Brands, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f) any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, ACCO Brands for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g) any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

Mr. Norkus and each member of the Board of Directors, other than Mr. Keller, has been determined by the Board to be independent as defined in the New York Stock Exchange Listed Company Manual and to meet the independence criteria set forth in ACCO Brands’ Corporate Governance Principles. All members of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are independent.

Robert H. Jenkins currently serves as the Presiding Independent Director to preside at all executive sessions of the non-employee directors of the Board. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman and Chief Executive Officer or the Office of the Corporate Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders and other interested parties who wish to communicate with the non-employee directors, any individual director or the Presiding Independent Director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Secretary will forward any communications intended for the full Board, for the non-employee directors as a group, or for the Presiding Independent Director to Mr. Jenkins. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board to attend stockholder annual meetings, although all directors are strongly encouraged to attend. All of the current directors attended the 2008 Annual Meeting.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.

Audit Committee

Members	The members of the Audit Committee are Messrs. G. Thomas Hargrove (Chairperson), George V. Bayly and Robert H. Jenkins. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual. In addition, each member meets the independence standard under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Eight

Primary Functions	To assist our Board of Directors in overseeing (i) the integrity of our financial statements and the financial reporting process; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our external auditors; and (iv) the performance of our external and internal auditors. As part of their responsibility the committee:

1. Retains a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

2. Approves the scope of audit work and reviews reports and recommendations of our independent auditors;

3. Approves the annual internal audit plan and reviews reports and updates on the results of internal audit work;

4. Pre-approves all audit and non-audit services provided by our independent auditors;

5. Assists the Board in overseeing the integrity of our financial statements and financial reporting process;

6. Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

7. Discusses with management our earnings announcements, financial statements and quarterly and annual reports to be filed with the SEC;

8. Discusses with our independent auditors our annual and quarterly financial statements;

9. Reviews our policies regarding risk assessment and risk management; and

10. Establishes procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.

Compensation Committee

Members	The members of the Compensation Committee are Messrs. Wesley (Chairperson), Bayly, Hargrove, Leroy (until the date of the 2009 Annual Meeting) and Dr. Ewers. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Five

Primary Functions	To assure that our senior executives are compensated appropriately and in a manner consistent with competitive practices, performance and the requirements of the appropriate regulatory bodies. As part of this overall responsibility the committee:

1. Administers our Amended and Restated 2005 Incentive Plan and exercises the authority of the Board relating to employee benefit plans;

2. Designates executive officers who may be granted stock options, performance awards and other stock-based awards;

3.      Allocates the total amount of stock options, performance awards and other stock-based awards to be awarded to all other key employees and delegates to an executive officer the authority to designate those key employees;

4. Reviews and recommends to the Board target compensation and goals for the chief executive officer and evaluates his or her performance in achieving established goals;

5. Sets salary and determines incentive compensation for our executive officers;

6. Recommends terms and conditions of incentive compensation plans and equity-based plans for approval by the Board of Directors;

7. Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

8. Oversees management’s administration of retirement and other benefit arrangements and plans, compensation agreements and severance plans and agreements for executive officers.

Corporate Governance and Nominating Committee

Members	The members of the Corporate Governance and Nominating Committee, Messrs. Jenkins (Chairperson), Leroy (until the date of the 2009 Annual Meeting), and Dr. Ewers all meet the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Four

Primary Functions	1. Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

2. Reviews the charters, duties, powers and composition of Board committees and recommends changes;

3. Manages the performance review process of the Board, its committees and management;

4. Identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

5. Recommends independent directors for membership on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, including their Chairpersons;

6. Recommends directors and executive officers for membership on other committees that may be established by the Board of Directors;

7. Recommends compensation arrangements for non-employee directors; and

8. Oversees management’s administration of non-employee director stock plans.

Executive Committee

Members	The members of the Executive Committee are Messrs. Keller (Chairperson), Jenkins and Wesley.

Number of Meetings Last Year	None

Primary Functions	Has all the power and authority of the full Board except for specific powers that by law must be exercised by the full Board.

Nomination Process

The primary functions of the Corporate Governance and Nominating Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange independence standards) are provided above. The Corporate Governance and Nominating Committee establishes the process by which the Board of Directors exercises its fiduciary duties for overseeing the performance of ACCO Brands’ management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board at that time. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in ACCO Brands’ Corporate Governance Principles, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Corporate Governance and Nominating Committee is to consider director candidates recommended by stockholders if properly submitted to the Corporate Governance and Nominating Committee. Stockholders wishing to recommend persons for consideration by the Corporate Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Secretary of ACCO Brands Corporation at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Corporate Governance and Nominating Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Corporate Governance and Nominating Committee believes that it is necessary for our directors to possess many qualities and skills. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to ACCO Brands’ Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve ACCO Brands for the benefit of all of its stockholders, consistent with the standards established by the Committee under the ACCO Brands’ Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of ACCO Brands who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by ACCO Brands indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2008.

EXECUTIVE OFFICERS OF ACCO BRANDS CORPORATION

Name and age	Title

Robert J. Keller, 55	Chairman and Chief Executive Officer

Boris Elisman, 46	Executive Vice President; President, ACCO Brands Americas

Neal V. Fenwick, 47	Executive Vice President and Chief Financial Officer

Kriss A. Kirchhoff, 53	Executive Vice President; President, Product Generation Organization

Peter Munk, 45	Executive Vice President; President, ACCO Brands International

Mark C. Anderson, 47	Senior Vice President, Corporate Development

David L. Kaput, 49	Senior Vice President and Chief Human Resources Officer

Gregory J. McCormack, 45	Senior Vice President, Operations (Americas)

Thomas P. O’Neill, Jr., 55	Senior Vice President, Finance and Accounting

Steven Rubin, 61	Senior Vice President, Secretary and General Counsel

Christopher M. Franey, 53	Senior Vice President; President, Computer Products Group

John M. Turner, 59	President, Commercial Print Finishing Group

All of the above-named officers have been actively engaged in the business of the Company and its predecessor as employees (or in the case of Messrs. Turner and Rubin, as employees of General Binding Corporation (“GBC”) prior to its merger with the predecessor of the Company in August 2005) for the past five years in the capacity indicated above or in a substantially similar capacity except:

•

Robert J. Keller, who has served in this position since October 22, 2008. Mr. Keller had previously been named the Company’s Chairman on September 18, 2008. He had been President and Chief Executive Officer of APAC Customer Services, Inc. from March, 2004 until February, 2008. Prior to that time Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group;

•

Boris Elisman, who before being appointed to this position in October, 2008 was President of the Company’s Global Office Products Group since April, 2008 and President of the Company’s Computer Products Group since joining the Company in 2005. Prior to that time he held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004;

•	Kriss A. Kirchhoff, who before being appointed to this position in October, 2008 was President of the Company’s Document Finishing Group since joining the Company in December, 2006. Prior to that time he had been the President of TreeTop Technologies, a software engineering firm, for one year and for more than five years prior to that held various general management positions in the printing and imaging group of the Hewlett-Packard Company;

•

Peter Munk, who before being appointed to this position in October, 2008 was President of the Company’s Europe Group since joining the Company in February, 2006. Prior to that time he held various general management positions in the consumer products group of Black and Decker, Inc.;

•

Mark C. Anderson, who before joining the Company in October, 2007 was the Director, Corporate Development for Pitney Bowes, Inc. since February, 2003 and a Vice President of Business Development for Pitney Bowes from August, 2001 to February, 2003;

•

David L. Kaput, who before joining the Company in October, 2007 had been the Senior Vice President, Global HR Practices and Governance of SAP, AG since August, 2005 and Senior Vice President, Global Human Resources and Corporate Officer of SAP Global Marketing, Inc. from October, 2001 to August, 2005;

•	Gregory J. McCormack, who has held various senior operations and management positions with the Company prior to his assuming this position in April, 2008;

•

Thomas P. O’Neill, who before joining the Company in 2005 had been the Group Vice President, Global Finance for Teleflex, Inc. from 2003 to 2005 and had been Senior Vice President and Chief Financial Officer for Philip Services Corporation from 2001 to 2002; and

•

Christopher M. Franey, who before joining the Company in December, 2008 had been a marketing and sales Vice President for Samsung Electronics Information Technology Division since 2006 and prior to that time had been the President of ViewSonic Corporation, a global provider of visual display technology products since 2004.

There is no family relationship between any of the above named officers. All officers are appointed for one-year terms by the Board of Directors or until such time each is re-appointed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The year 2008 was a difficult one for the Company and the office products industry generally. The Company’s weak operating performance and declining global economic conditions forced the Company and the Compensation Committee of the Board of Directors to make some very difficult decisions aimed at preserving the Company’s liquidity and mitigating declining operating results. Among the actions taken with respect to the Company’s officers in 2008 and early 2009 in this regard, all of which are discussed in more detail in the following discussion and analysis, were:

•	significant base salary reductions,

•	no payment of annual cash bonuses for the year 2008, except in the case of one officer pursuant to a pre-existing agreement,

•	the curtailment of certain retirement benefit plans, and

•	deferral of the establishment of a 2009 annual cash bonus plan.

Overview and Objectives of the Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The principal purpose of the Committee is to oversee an executive compensation program that aligns an executive’s interests with those of our stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value. Further, the Committee seeks to structure its executive compensation arrangements so that the Company can attract and retain quality management leadership.

Among other things, the Committee:

•	approves the compensation levels for the Company’s executive officers including the officers named in the 2008 Summary Compensation Table (the “named executive officers”);

•	approves long-term incentive awards for the Company’s executive officers under the Company’s Amended and Restated 2005 Incentive Plan (the “LTIP”);

•

makes a final determination with respect to annual performance measures, establishes individual incentive opportunities, and determines the actual awards under the cash award annual incentives portion of the LTIP; and

•	assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit plans.

Further, the Committee annually reviews and approves the target compensation and goals for the Chief Executive Officer (the “CEO”), evaluates, along with the other non-employee members of the Board of Directors, the CEO’s performance in light of these goals, and determines the CEO’s total cash and long-term incentive compensation program based on this evaluation. The actions of the Committee with respect to the CEO are then reported on and discussed with the non-employee members of the Board of Directors for final approval.

At the direction of the Committee and to assist it in its review and approval process, management prepares a presentation of total compensation, a “tally sheet,” and/or other supporting data for the Committee’s use when considering and determining executive compensation for all of the Company’s executive officers.

The tally sheets summarize each officer’s total compensation and provide information on the:

•	value of each component of current compensation, including benefits and perquisites;

•	potential value of all equity-based long-term incentive awards held by the officer, both vested and unvested, at then-current market prices; and

•

value of lump-sum payments and benefits that would be payable should the officer’s employment terminate under various scenarios such as retirement, voluntary termination, involuntary termination or following a change-in-control. Details on potential excise tax gross-up payments on excess parachute payments related to termination following a change-in-control of the Company also are included.

The tally sheets provide a succinct summary of all elements of each officer’s compensation so that the Committee can analyze both the individual elements of compensation as well as the aggregate amount of actual and projected compensation and the impact of Company performance on the value of equity awards. The tally sheets assist the Committee in comparing an executive officer’s compensation against benchmark information for our peer group companies, as reviewed and approved by the Committee in conjunction with advice provided by the Committee’s compensation consultant.

The Committee has retained Compensation Strategies, Inc. (“CSI”) as its consultant and advisor on executive officer compensation matters. During 2008, CSI provided advice and benchmarking data, made recommendations on matters pertaining to compensation of our CEO and advised the Committee on compensation matters for all other executive officers as requested by the Committee. While CSI has acted primarily as an advisor to the Committee, CSI also has provided, on a limited basis and with the knowledge and consent of the Committee, compensation data to management and assisted management in valuing equity awards. Management continues to use other consultants and publicly available survey data and information for compensation-related matters and in making recommendations to the Committee. During 2008, representatives of CSI attended four of the five Committee meetings.

Our executive management can and does make recommendations to the Committee. These recommendations have historically focused on the Company’s broad-based compensation and benefit plans; award pools for long-term incentive grants; and employment and compensation matters related to the Company’s executive officers. However, the Committee has final approval on all compensation actions, plans, and programs as they relate to executive officers. Our CEO, other members of our management and the Committee’s outside advisors may be invited to attend all, or a portion of the Committee meetings. At these meetings, the Committee solicits the views of the CEO on compensation matters as they relate to him and the other executive officers. However, decisions relating to compensation matters for the CEO are made by the Committee with final approval by the Board, in each case without the CEO being present.

Design of the Compensation Program

The executive compensation program seeks to align an executive’s interests with those of our stockholders by rewarding performance against established goals at the corporate and, where appropriate, business unit and regional levels, as well as attract and retain high-caliber management leadership. In particular, our compensation program seeks to:

•	link management and stockholder interests by creating incentive awards that balance both short-term and long-term goals;

•	drive achievement of the Company’s business objectives and calibrate compensation to those achievements by delivering a mix of fixed and at-risk compensation;

•	attract, retain, and motivate talented individuals; and

•	provide flexibility that enables the development and deployment of talent to support the current and future needs of the Company’s businesses worldwide

As part of its analytical process in setting executive compensation, the Committee reviews the compensation of its executive officers in relation to compensation to executives at comparable companies. At the request of the Committee, CSI has created a list of comparable companies to assist the Committee in comparing pay levels and practices. The Committee believes that this peer group reflects a group of companies that is comparable to the business of the Company in terms of industry and customer similarities. In particular, the peer group consists of companies with business-to-business sales models and retailers and distributors in similar markets as the Company with revenues between $100 million and $20 billion. Companies with historically poor performance as reflected by years of consecutive losses, as well as companies in bankruptcy were excluded. In reviewing executive compensation information for its meeting in the first quarter of 2008, the peer group consisted of the following companies:

Avery Dennison Corporation	Nashua Corporation
A.T. Cross Company	Newell Rubbermaid, Inc.
Herman Miller, Inc.	Office Depot, Inc.

HNI Corporation	OfficeMax, Inc.
IKON Office Solutions, Inc.	Pitney Bowes, Inc.
Imation Corporation	SanDisk Corporation
Knoll, Inc.	Staples, Inc.
Lexmark International, Inc.	United Stationers, Inc.
Logitech International S.A.	Zebra Technologies Corporation
MeadWestvaco Corporation

The Committee was provided with historical total compensation data, as well as available data for each material component of total compensation for the senior executive officers of each company in the peer group. This information, as well as a review and comparison of the Company’s internal data, provides a means by which the Committee can compare pay levels and practices and assists the Committee and executive management in developing the Company’s compensation programs and in developing management’s recommendations to the Committee. In May 2008, CSI recommended to and the Committee agreed to exclude Staples, Inc. and Office Depot, Inc. from the peer group due to their size, and Logitech International S.A. as it is not headquartered in the United States.

We believe that linking pay and performance contributes to the creation of stockholder value. The Committee believes that, for the pay-and-performance link to be effective, high-performing, experienced individuals that have proven to be strong contributors to the Company’s performance, or have shown the potential to be strong contributors, should be rewarded with total compensation that falls within the 50th and 75th percentile of compensation paid to similarly situated executives of the companies comprising the relevant peer group. The Committee may exercise discretion to vary these objectives as dictated by additional considerations such as individual performance, the experience level, future potential and specific job assignment of the executive, pay equity, as well as market conditions and the Company’s recent and anticipated future performance.

Executive Compensation Mix

Our executive compensation components are weighted toward performance-based incentives, encouraging the creation of sustainable stockholder value through the achievement of the Company’s long-term profitability and growth goals. However, the Committee has not pre-established any weightings for the various components of either cash or long-term compensation. A substantial portion of executive compensation is at risk and differentiated as follows:

Annual Compensation

•

Base salaries — fixed annual income that is typically reviewed and adjusted annually based on the Committee’s assessment of the individual’s performance and competitive market data and information as provided to the Committee

•

Annual incentives — performance-based cash bonus compensation with annual objectives established by the Committee and based on operating (business) plans prepared by senior management and as approved by the Board of Directors during the first quarter of each fiscal year

Long-term Compensation

•	Long-term incentives — equity-based and/or cash-based incentives earned by achieving sustained long-term performance which would be expected to correlate into increasing stockholder value

Event-driven Rewards

•

Equity or cash-based incentives — occasionally “one-time” award opportunities may be granted based on reaching significant business milestones in addition to achieving stated annual and long-term business objectives

Retirement Plans

•	Tax qualified and nonqualified defined contribution plans

•	Tax qualified and nonqualified defined benefit plans

Benefits and Perquisites

•	Employee health and welfare plans

•	Supplemental and executive life and long-term disability insurance

•	Certain executive perquisites

The Committee reviews the cash and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the objectives of the Company’s compensation philosophy.

Elements of Compensation

Base Salaries

The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Providing executives with competitive base salaries allows the Company to attract high-caliber management leaders and retain their on-going services by providing them with a level of financial certainty. The base salaries for the executive officers are reviewed annually by the Committee and adjusted as necessary based on market conditions and the job performance of the individual over the course of the most recent performance period. The Committee utilizes performance assessments by the CEO, considers Company or applicable business unit performance, and competitive market data and information as provided to the Committee by its compensation consultant and management to determine the degree of any adjustment to base salary. In determining any salary adjustment for the CEO and other executive officers, the Committee typically seeks to establish salary levels that are at or near the 50th percentile for comparable positions at companies within the relevant peer group and at levels consistent with its compensation philosophy but may exercise discretion in adjusting off this benchmark when it deems that circumstances warrant such action.

The salaries of the named executive officers other than Mr. Keller were reviewed at the March 2008 meeting of the Committee. The Committee shortly thereafter approved salary increases effective April 1, 2008 for David D. Campbell, who was the Company’s Chief Executive Officer at that time, and the named executive officers other than Mr. Kaput, who was a newly hired executive. Mr. Campbell’s 2008 salary increase represented an annualized increase of 5.0% over his annualized 2007 base salary while the 2008 salary increases for the named executive officers other than Mr. Elisman represented increases that ranged from 4.6% to 3.1% over their respective 2007 base salaries. Mr. Elisman’s salary was increased by 14.3% to reflect the additional duties he assumed in April, 2008 as President of the Company’s Office Products Group. The Committee believed the increases were consistent with the Company’s broad-based annual merit increase practices. Based on benchmarking information provided by CSI, the 2008 salaries were near the median of the peer group comparables for Messrs. Campbell and Fenwick and just above the 25th percentile for Messrs. Elisman and Kirchhoff at the time the salary increases were implemented.

On November 4, 2008, the Board of Directors approved an annual base salary of $720,000 for Mr. Keller, who became the Company’s Chief Executive Officer on October 22, 2008. Mr. Keller’s initial base salary represented an 8.6% decrease from Mr. Campbell’s 2008 base salary. Mr. Keller’s salary is below the median of our peer group comparables and is reflective of the challenging business environment in which the Company was and continues to operate in.

The year 2008, and in particular the second half of the year, was a very difficult period for the Company and the office products industry generally. The global economy, particularly in North America and Europe, rapidly deteriorated as the year progressed and has continued to be unfavorable in 2009. The difficult economic environment has placed significant pressure on our customers, which in turn has translated into destocking of their inventories and softer demand for our products. As a result, we have experienced significant decreases to our sales and profits.

Recognizing our increasingly deteriorating sales projections as the fourth quarter of 2008 progressed and in an effort to reduce our expense base to be more in line with then-current and forecasted sales trends, we took extensive cost-cutting measures beginning in the fourth quarter of 2008. Included in those measures, and affecting all non-union U.S. based employees, were a ten-day unpaid furlough for hourly employees, and for salaried employees, including the current and former Chief Executive Officer and the other named executive officers, a salary reduction equivalent to eliminating ten days of base salary over the period October 6, 2008 through January 10, 2009. On an annualized basis this salary reduction would have equaled 14.3% of base salary at the time it was implemented. These actions were discussed with and approved by the Committee and by the Board of Directors as a whole. When wage and salary rates were restored on January 11, 2009, certain of the Company’s executive officers, including Mr. Keller and the other named executive officers, voluntarily agreed to take base salary reductions retroactive to January 11, 2009 which are to be continued through June 30, 2009. As of January 11, 2009 these voluntary base salary reductions amounted to five percent and two and one-half percent on an annualized basis for Mr. Keller and the other named executive officers respectively.

Anticipating that the rate of sales deterioration seen in the second half of 2008 was likely to continue, the Company refined its 2009 business plan to incorporate a further reduction in sales and announced additional cost-cutting measures intended to benefit 2009’s operating results and to help mitigate the anticipated effect of lower sales volumes. These additional measures included some reductions in force, the suspension of 401(k) plan contributions by the Company and the freezing of pension and other retirement plan benefits for U.S. based employees. In considering the refined 2009 business plan and in an effort to protect the Company’s available liquidity and in considering the continued negative sales trends, the Company, with approval of the Committee and the Board of Directors, took additional salary reduction actions in the first quarter of 2009 that negatively impacted all U.S. based non-union employees. For those affected employees, including Mr. Keller and the other named executive officers, salaries and wage rates were reduced by twenty percent (20%) as of February 22, 2009 to be effective until at least June 30, 2009. To further provide immediate impact to the Company’s liquidity and operating results, an additional short-term reduction in pay for these affected employees was implemented equating to an additional approximately thirty-three percent (33%) reduction for the period February 22, 2009 through April 4, 2009. The effect of the foregoing described base salary reductions for Mr. Keller and the other named executive officers (except for Mr. Campbell) is reflected in the following table:

Name	Annualized 2008 base salary[1]	Annualized base salary effective as of
		Jan. 11, 2009	Feb. 22, 2009	April 5, 2009
Robert J. Keller, Chairman & CEO	$720,000	$648,000	$347,328	$518,400
Neal V. Fenwick, EVP & CFO[2]	$415,000	$394,250	$211,318	$315,400
Boris Elisman, EVP & President, Americas[2]	$400,000	$380,000	$203,680	$304,000
Kriss A. Kirchhoff, EVP & President, Product Generation[2]	$375,000	$356,250	$190,950	$285,000
David L. Kaput, SVP & Chief Human Resources Officer	$300,000	$285,000	$152,760	$228,000

1	Base salaries before temporary fourth quarter 2008 reductions.

2	Base salaries had been increased as part of the Committee’s annual salary review in the first quarter of 2008 by $15,000 for Mr. Fenwick, $50,000 for Mr. Elisman and $50,000 for Mr. Kirchhoff.

In agreeing to implement the foregoing base salary reductions, the Committee considered the fact that the base salary rates for the Chief Executive Officer and the other named executive officers would temporarily put them well below the median of the Company’s Peer Group for comparable positions. The Committee considered the potential key executive retention issues resulting from base salary reductions in making these decisions; however the Committee and management believed this action was necessary in light of liquidity considerations and then-current economic and business conditions and was a better alternative than implementing extensive reductions in force.

The following discussion contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of ACCO Brands’ compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentives

We believe that annual cash-based incentives focus management on key operational performance objectives that, if achieved, can contribute to the creation of stockholder value. The Company’s annual cash-based Management Incentive Program (the “MIP”) for our executive officers is organized under and governed by the cash bonus provisions of the LTIP. The MIP is designed to reward actual performance during the fiscal year against pre-established measures and target objectives. In accordance with plan provisions, the MIP performance measures, as recommended by management, and target objectives, as set by the Committee for 2008 based on the operating (business) plans approved by the Board, were set and approved by the Committee in the first quarter of 2008. The MIP structure used for the executive officers is similarly used across the Company for salaried incentive-eligible employees.

The Committee believes that a mix of objectives is appropriate for ensuring that management focuses on what it considers to be key areas of operational performance. The 2008 MIP performance measures were derived from stockholder value-drivers that are within the control and influence of management and can be measured comparably from year to year. These measures focused on a mix of three independently achievable objectives:

•	Company and business unit earnings

•	Company and business unit revenue

•	Asset management

Company and business unit earnings, measured as adjusted operating income, was the single largest element of the MIP as this directly drives stockholder value through impacting earnings per share and is the element of the MIP program over which management can exert the greatest degree of short-term control. Adjusted operating income is determined by adjusting reported earnings to eliminate restructuring and restructuring related expenses.

Company and business unit revenue is measured as revenue, excluding the impact of foreign exchange, acquisitions, and dispositions. In 2008, the Committee decided to replace gross margin dollar growth with total revenue in order to further emphasize the Board’s desire to focus management on future revenue growth as a key driver of stockholder value. The Committee believed that management should be more focused on revenue growth than improving growth in gross margin dollars as much of the synergistic benefits of the Company’s merger with General Binding Corporation in August, 2005 had already been achieved.

Asset management targets focused on improving working capital efficiency resulting from a reduction in trade cycle days. Reduction in trade cycle days is determined by taking the number of days of accounts receivable, adding the days of inventory and deducting the days of accounts payable. Favorable results are typically achieved by any combination of reducing accounts receivable or inventory levels or extending accounts payable which results in more efficient management of cash. Improvement in trade cycle is a critical building block for building stockholder value, as this is a leading indicator of how effectively the Company is conducting its day-to-day business. It is important to stockholders as it determines the amount of cash generation from earnings that must be re-invested to support growth. Improvement in trade cycle typically results in improved cash flow, affording the Company the ability to accelerate debt repayments, as well as having cash generated for both restructuring and for other general corporate purposes.

Each executive officer’s target award percentage was determined based on competitive market data from the Peer Group, relative internal pay equity and position responsibilities. Generally, incentive targets are set at or between the 50th and 60th percentile levels relative to the relevant Peer Group. The Committee may vary from these targets when it deems that circumstances may warrant such action. Consistent with the Committee’s philosophy of creating incentive and rewarding outstanding performance, the Committee set the “target payouts” for the 2008 MIP at levels that were in excess of targets for comparable measures in 2007. In doing so, and based on recommendations made to the Committee by CSI, the “threshold” payout level for plan achievement was set at 50% which the Committee believes consistent with competitive market and industry practice. An individual’s award opportunity under the MIP is calculated by multiplying the individual’s base salary for the performance period by the target percentage. The actual award is calculated by multiplying the individual’s award opportunity by the actual achieved percentage of target performance. The Committee has the discretion to adjust the annual incentive awards upward or downward based on factors outside of the pre-established performance targets.

For the 2008 fiscal year, the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity for Messrs. Keller, Fenwick and Kaput were as follows (with any actual award for Mr. Keller to be prorated to his October 22, 2008 hire date):

Performance Measure	Component Weighting (as % of Overall Payment)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2008	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Adjusted Operating Income	50%	$175.0 million	$191.0 million	$215.0 million	$106.0 million	0%
ACCO Brands Trade Cycle	15%	86 days	83 days	78 days	104 days	0%
ACCO Brands Revenue	35%	$1,900.0 million	$1,945.0 million	$2,025.0 million	$1,676.0 million	0%

Based on the “Calculated Payout as a Percent of Target Opportunity” there were no MIP payments for either of Messrs. Keller or Fenwick. Based on the “Calculated Payout as a Percent of Target Opportunity” Mr. Kaput would not have received a payment; however, in connection with his hiring in October, 2007, the Company guaranteed Mr. Kaput a 2008 MIP award of not less than $150,000 as an incentive that the Committee believed was necessary to have Mr. Kaput accept an offer of employment. Mr. Campbell was not eligible for a MIP award under the terms of the Company’s Executive Severance Plan.

During 2008, Mr. Elisman was promoted to the role of EVP and President, ACCO Brands Americas; therefore, he participated under two separate MIP plans during the year. Mr. Elisman participated under the following plan, on a pro rata basis, during his time as the former President, Global Computer Products Group with the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity as follows:

Performance Measure	Component Weighting (as % of Overall Payment)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2008	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Adjusted Operating Income Operating Income	25%	$175.0 million	$191.0 million	$215.0 million	$106.0 million	0%
Global Computer Products Group Operating Income	25%	$52.0 million	$55.0 million	$59.0 million	$35.8 million	0%
Global Computer Products Group Trade Cycle	12.5%	80 days	77 days	72 days	100 days	0%
Global Computer Products Group Revenue	37.5%	$240.0 million	$250.0 million	$270.0 million	$205.0 million	0%

Based on the “Calculated Payout as a Percent of Target Opportunity”, upon his time in his former role as President, Global Computer Products Group, no MIP payment was earned by Mr. Elisman.

For the remainder of 2008, Mr. Elisman as President, Global Office Products Group and then as EVP and President, ACCO Brands Americas participated under the following plan, on a pro rata basis with the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity as follows:

Performance Measure	Component Weighting (as % of Overall Payment)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2008	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Adjusted Operating Income Operating Income	25%	$175.0 million	$191.0 million	$215.0 million	$106.0 million	0%
Global Office Products Group Operating Income	25%	$99.0 million	$105.5 million	$120.0 million	$58.8 million	0%
Global Office Products Group Trade Cycle	12.5%	76.5 days	72.5 days	65.5 days	96.6 days	0%
Global Office Products Group Revenue	37.5%	$900.0 million	$915.0 million	$940.0 million	$791.0 million	0%

Based on the “Calculated Payout as a Percent of Target Opportunity”, while serving in this capacity, no payment was earned by Mr. Elisman.

For the 2008 fiscal year, the MIP bonus structure, performance targets, performance results, and value of each component as a percentage of the target opportunity for Mr. Kirchhoff were as follows:

Performance Measure	Component Weighting (as % of Overall Payment)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement in 2008	Calculated Payout as a Percent of Target Opportunity
ACCO Brands Adjusted Operating Income	25%	$175.0 million	$191.0 million	$215.0 million	$106.0 million	0%
Global Document Finishing Group Operating Income	25%	$52.5 million	$57.0 million	$65.0 million	$34.9 million	0%
Global Document Finishing Group Trade Cycle	12.5%	102 days	97 days	88 days	120.9 days	0%
Global Document Finishing Group Growth in Gross Margin Dollars	37.5%	$580.0 million	$595.0 million	$610.0 million	$520.0 million	0%

Based on the “Calculated Payout as a Percent of Target Opportunity”, no MIP payment was earned by Mr. Kirchhoff.

In order to satisfy the Internal Revenue Code (“Code”) requirements for “performance-based compensation”, the Committee has established maximum annual incentives or incentive bonus amounts that can be paid to any executive officer. Currently, the established maximum amount of an individual award under the MIP may not exceed (i) 50% of any incentive pool established by the Committee, or (ii) $3,000,000.

For the year 2009 the Committee has decided to defer the implementation of the MIP program until at least the second half of the 2009 year. This decision was primarily driven by the uncertainty of worldwide economic conditions and the inability to forecast near-term sales and profitability results with any degree of certainty. The Committee will consider implementation of an MIP program for senior management and other salaried employees at a time it considers to be appropriate.

Long-Term Incentives

We believe that long-term incentives must serve as a significant portion of an executive officer’s overall compensation package. Stock-based awards are provided to motivate executive officers and other eligible employee participants to focus their efforts on activities that will enhance stockholder value over the long-term, thus aligning their interests with those of the Company’s stockholders. Long-term incentives are structured so that rewards are earned in line with performance: above-market rewards for superior performance and below-market or no rewards for inferior performance.

Currently, awards are granted under the LTIP. Pursuant to this plan, the Company may award to key employees of the Company, including all of the named executive officers, a variety of long-term incentives, including nonqualified stock options, incentive stock options, cash or stock-settled stock appreciation rights, restricted stock units, performance share units, and other stock-based incentives, as well as the cash bonus awards described in the Annual Incentives section above.

Consistent with the recommendations of CSI, the Committee determined that equity awards under the LTIP to be made in 2008 for the named executive officers and other senior Company leaders would be made in the following proportions, based on the economic value of each reward type at the date of grant:

Award Type	Proportion
Performance Share Units	50%
Stock Options	25%
Restricted Stock Units	25%

The award mix was constructed to provide executives with a long-term incentive package that rewards successful performance, aligns management and stockholder interests, and provides a retention element. The Committee believes that placing a greater level of incentives around the achievement of performance metrics correlates more to its philosophy of rewarding and compensating for performance as described in the description of the Performance Share Units below.

With the exception of Messrs. Keller and Elisman, stock-based awards were granted to the named executive officers and other Company employees participating in the LTIP on March 19, 2008. Stock-based awards were granted to Mr. Elisman on April 7, 2008 in connection with his acceptance of the Company’s offer to promote him to President of the Company’s Office Products Group. The Committee determined that the exercise price of his option awards would equal the exercise price of the awards granted to other officers on March 19, 2008, as that price was greater than the closing price and the average of the high and low sales prices of the Company’s common stock on April 7, 2008. Mr. Keller’s awards were granted on November 17, 2008, following his appointment as Chief Executive Officer in October 2008. At the time of each of the forgoing award grants and assuming target level performance, long-term incentives were intended to represent from 30% to 50% of an executive’s overall targeted compensation package. See “Executive Compensation — 2008 Stock-Based Awards” and related footnotes as well as the following discussion for additional information concerning stock-based awards made in 2008.

Performance Share Units. Performance Share Units (“PSUs”) were granted for the 2008 — 2010 performance period consistent with the above described mix. For this performance period, the Committee, working with CSI and management, established a performance matrix measuring revenue growth and return-on-assets to determine the level of award payout. The Committee approved this structure as it measures two primary drivers of stockholder value. As approved, the actual number of PSUs earned was made contingent upon the Company achieving the threshold entry levels for both measures. The number of units granted will be awarded as shares of the Company’s common stock at the 100% level, if the performance target is achieved. The Committee established targets of 3.0% total revenue growth and average return on assets of 12.5% over the three-year performance period. As originally awarded, up to 150% of the number of units granted could be earned if superior performance is achieved. If threshold performance is met, 75% of the number of units granted will be earned. If threshold performance is not met, awards will be forfeited. In determining any final awards, the Committee retains the discretion to make adjustments it may deem proper to either the pre-established targets or the final award level.

The Committee believed at the time it granted the PSUs in 2008 that the performance targets it established were challenging but fair as they somewhat exceeded forecasted performance at the time the awards were granted but appeared to be attainable, with considerable effort, over the three-year performance period.

In connection with their hiring by the Company, the Committee during 2008 also awarded PSUs to Mr. Keller for the 2007-2009 and 2008-2010 performance periods and Mr. Kaput for the 2007-2009 performance period. These awards were prorated to reflect the grants being made during the applicable performance periods. As key executives and leaders of the business, the Committee determined that providing them with an immediate incentive to focus on the performance criteria established for those periods would benefit the Company. See “Executive Compensation — Grants of Plan Based Awards.”

The PSUs granted to executive officers cliff-vest upon the completion of the three-year performance period and after the Committee has made a final determination upon the level of performance achievement, including any discretion it may elect to exercise, pursuant to both the executive officer’s continued employment with the Company through the end of the performance period and other events which could result in partial or full acceleration of vesting. Recipients of performance awards will receive any cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. Currently the Company does not pay any cash dividends on its common stock.

Stock Options. Stock options are granted to focus executive interests on share price appreciation. Executive officers and other LTIP participants only realize benefits from stock options if the price of the Company’s common stock increases over time above the price at which the options were granted. The options become exercisable in three annual installments beginning one year after the grant date, and expire seven years after the grant date. Stock options granted under the LTIP have an exercise price not less than the average of the high and low market price of the stock on the grant date. The Company has adopted this pricing practice in an attempt to “neutralize” any irregular or wide range of movement in the stock price over the course of the trading day.

Restricted Stock Units. Restricted Stock Units (“RSUs”) are granted to provide a retention element to executive officers and other key employees of the Company. Each RSU granted represents the right to receive one share of common stock upon vesting. The RSUs granted to executive officers cliff-vest four years after the date of grant, subject to both the officer’s continued employment with the Company through that date and other events that could result in partial or full acceleration of vesting.

2008 Long-Term Incentive Adjustments. Recognizing that the incentive aspect of a long-term incentive award can be diminished if the award, even at a threshold level of attainment, may be beyond reach, in March 2008 the Committee approved adjustments to certain previously issued PSU awards. The Committee took this action in light of changes that had occurred since the awards were granted in both the structure of the Company’s business as well as in the economic environment within which the Company has operated. At the time the modifications were approved the Committee determined that the 2006-2008 and 2007-2009 PSU awards, without modification, had little or no incentive value. The Committee believed that the adjustments made to these awards increased the awards’ effectiveness by reestablishing and strengthening the incentive element and providing additional motivation to perform for all of the Company’s PSU award participants. The Committee believed that the award opportunities, as modified, still provided challenging goals that remained consistent with using risk-based compensation to accomplish the Company’s business and performance objectives.

For PSUs granted for the 2006-2008 performance period, the Committee adjusted downward the threshold EBITDA target to take into consideration reduced EDITDA achievement opportunities due to certain business dispositions that were made by the Company in 2007. However, the Committee also eliminated award opportunities for performance in excess of threshold achievement during this performance period. In February 2009, after the completion of the three-year performance period ended, the Committee made the determination that the target performance targets were not met and thus all PSU awards for this performance period were forfeited. The units forfeited from this grant are available for future award under the terms of the LTIP.

For PSUs granted for the 2007-2009 performance period, the Committee modified the awards so that achievement of either the revenue growth target or the return on assets target could result in earning amounts under the award. However, the Committee reduced the maximum award opportunity that can be earned from 150% of the target award to 130%.

2009 LTIP Awards

At its meeting held on February 25, 2009 the Committee decided to deviate from the award mix used in 2008 for new awards to be issued in 2009. This decision was primarily driven by the Committee’s desire to create the best incentive and retention tool available to it in light of the Company’s 2008 and anticipated 2009 performance. These factors, along with the continuing uncertainty surrounding the world economy and the difficulty of creating a long term business plan in such an environment, were instrumental in the Committee’s decision to not authorize a new PSU grant for any performance period which would include the year 2009.

For 2009, in lieu of RSU, PSU and stock option grants, the Committee determined that the award vehicle that the Company could best use were stock-settled stock appreciation rights (“SSARs”). SSARs represent rights to receive in shares of the Company’s common stock the excess, if any, of the value of the Company’s common stock on the exercise date over the value of the Company’s common stock on the SSARs’ grant date. The Committee wanted to maximize awards for the purpose of creating an incentive to LTIP participants that align directly with the shareholders for creating value. The Committee also intended to use the awards as a retention tool considering the significant base salary reductions the LTIP participants had taken and the lack of any MIP awards for 2008. See “Executive Compensation — 2009 Stock Based Awards.”

Timing of Stock Option and SSAR Awards

All awards of Company stock options and SSARs under the LTIP are granted with exercise prices not less than the average of the high and low trading price of the Company’s stock on the New York Stock Exchange on the date of the award, or the next trading day if the awards are made on a day when the Exchange is closed. Annual awards of stock options or SSARs, as applicable, to executive officers and other eligible management employees, if granted, are made at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February, absent special circumstances. Off-cycle (non-annual)

awards may be made where the CEO and the Committee deem it necessary for promoted employees, new hires, or in other circumstances. For off-cycle awards, the grant date will be the date the Committee approves any such award. We do not coordinate the timing of stock option grants with the release of material, non-public information.

Stock Ownership Guidelines

To further align the executive officers’ interests with those of stockholders, the Company has adopted share ownership guidelines which apply to all executive officers and have been approved by the Committee, as shown below:

Executive Title	Multiple of Base Salary
CEO	5X
CFO and Presidents	3X
Other Executives	2X

In October 2008, the Committee approved an update to the stock ownership guidelines to clarify certain items and requirements based on competitive market conditions and a review of similar guidelines at Peer Group companies.

Stock counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, and PSUs at target when awarded. Executives are given certain timeframes to achieve the ownership guidelines.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price, when making a determination on the need for any remedies. The Company currently does not have a policy regarding the hedging of stock ownership.

Retirement Benefits

In line with our overall compensation philosophy, the Company has targeted to deliver competitive retirement benefits. In an effort to balance employee and employer responsibility, the Company provides retirement benefits through a combination of both tax-qualified and nonqualified defined benefit plans and tax-qualified and nonqualified defined contribution plans. Nonqualified plans provide a supplemental benefit to recognize and account for certain employee earnings that exceed the IRS maximum for a qualified plan. Currently benefits under our nonqualified defined benefit plans mirror, and are determined, on the same basis as those provided under our qualified defined benefit plan. In circumstances that the Committee has considered to be unique, and where it deemed such action to be in the Company’s best interests, it has authorized the Company to enter into supplemental retirement agreements with certain of the Company’s named executive officers.

All of the Company’s named executive officers were participants in the company’s tax-qualified and nonqualified benefit plans in 2008. The Company’s matching contribution of 4.5% (100% match on the first 3% of an employee’s contributions and 50% match on the next 3% of employee contributions) to the Company’s tax qualified 401(k) plan and the 1.0% annual accrual benefit rate used in 2008 for both the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (“ACCO Pension”) and the Company’s 2008 Amended and Restated Supplemental Retirement Plan (“SRP”) are levels that management and the Committee considered to be market competitive and applied to all plan-participating employees. The amount of benefits provided by each plan and the pension formula applicable to the named executive officers are described in further detail in the 2008 Summary Compensation Table with respect to 401(k) contributions and under “Executive Compensation — Pension Benefits.”

As part of the cost reduction action taken by the Company as described in the Base Salaries section above, in the first quarter of 2009, the Company suspended all company-matching contributions to its tax-qualified 401(k) savings plan. In addition, the Company has frozen all future benefit accruals under the ACCO Pension and SRP.

ACCO Pension Plan and SRP participants, including the named executive officer participants, will retain any benefits accrued through March 6, 2009, but will not accrue any additional benefits after that date. A participant’s benefit amount will be fixed, based on the final average compensation and credited service through March 6, 2009.

As the Committee continues to believe that competitive retirement benefits are a significant element of overall executive compensation, it will consider actions to restore, replace or continue the suspended and frozen benefits in the future if, and when, Company performance and economic conditions warrant any such actions.

Employee Benefits and Perquisites

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees. The Company strives to limit the use of perquisites for executive officers as an element of compensation, except in special circumstances such as the relocation of an executive officer, and is largely based on historical practices and policies. The attributed costs to the Company and a description of the personal benefits provided to the named executive officers for the years 2006, 2007 and 2008 are included in the “All Other Compensation” column of the 2008 Summary Compensation Table and related footnotes. Certain of those benefits are grossed-up for income tax purposes and the cost to the Company of providing this tax benefit is also included in the “All Other Compensation” column of the 2008 Summary Compensation Table.

During the 2008 year the Company completed the relocation to its corporate headquarters of Messrs. Elisman, Kaput and Kirchhoff. The Company maintains an executive relocation program administered by a third-party provider. This program is available to all key executives of the Company including the named executive officers. As part of that program, a relocating executive is offered a purchase price for his primary home based on independent market value appraisals. The Company would then underwrite the resale of that home and the carrying costs associated with the home until it is resold. Recognizing the softness in the residential real estate market in 2008, the Committee approved a modification to its relocation program. The modification provided that a transferred executive would receive a home sale bonus equivalent to twelve percent of the appraised value of the primary home (but not to exceed the difference between the appraised value and the final sale price) if the executive declined the third-party relocation service offer and sold the home at his own risk. The Committee determined this modification was to the Company’s benefit to avoid both any mark-to-market price reduction risk and the costs of carrying an unsold property for an extended period of time. See Footnote (4)(b) to the 2008 Summary Compensation Table.

Employment and Severance Arrangements

The Company’s Executive Severance Plan is administered by the Committee and provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event that their employment is terminated either involuntarily or, following a change-in-control of the Company, voluntarily for good reason. Management recommends potential participants to the Committee for their consideration and final approval. All of the Company’s named executive officers currently participate in this Plan. There are no individual employment contracts. The Committee regularly reviews the Executive Severance Plan to ensure it is market competitive

The Executive Severance Plan is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the plan ease an employee’s transition due to an unexpected and involuntary employment termination due to changes in the Company’s employment needs. Please refer to “Executive Compensation — Potential Payments and Benefits Upon Termination of Employment” and the related tables and footnotes for additional information concerning severance arrangements.

On November 25, 2008, in conjunction with David D. Campbell’s termination of employment, the Company entered into a Separation Agreement and Release with Mr. Campbell. Pursuant to the agreement, Mr. Campbell is to receive total cash severance over a twenty-four month period in equal installments totaling $2,992,500, which is the amount provided for by the terms of the Executive Severance Plan. The treatment of his outstanding equity awards at the time of his termination is governed by the terms of the applicable award agreements, and the treatment of his retirement benefits is governed by the terms of the applicable Company plans and the retirement agreement between the Company and Mr. Campbell. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year End” and — “Pension Benefits” and “Potential Payments upon Termination or a Change-in-Control.”

Tax and Accounting Implications

Tax Deductibility

Section 162(m) of the Code limits the allowable tax deduction that we may take for compensation paid to the CEO and certain other executive officers. We believe that compensation paid under our various incentive plans is generally fully deductible by the Company for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for the named executive officers. While there is no certainty that all executive compensation will be fully deductible under Section 162(m), efforts will be made to maximize its deductibility. We believe that all compensation earned by the named executive officers in 2008 is fully tax deductible under Section 162(m) by the Company.

Non-qualified Deferred Compensation

During 2008, final regulations were issued governing recently enacted tax rules applicable to nonqualified deferred compensation arrangements under Section 409A of the Code. These final regulations became effective on January 1, 2009. The Company intends to operate all applicable plans and agreements in compliance with the final regulations and other applicable guidance and has or will update those plans and agreements as may be necessary to do so. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under “Executive Compensation — Nonqualified Deferred Compensation.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of ACCO Brands Corporation oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in this Proxy Statement, each of which has been filed with the SEC.

Members of the Compensation Committee:

Norman H. Wesley (Chairperson)

George V. Bayly

Dr. Patricia O. Ewers

G. Thomas Hargrove

Pierre E. Leroy

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The table below provides information regarding the total compensation paid or earned by each of Robert J. Keller, Chairman of the Board and Chief Executive Officer since being named the Chief Executive Officer on October 22, 2008; Neal V. Fenwick, Executive Vice President and Chief Financial Officer; the Company’s three other most highly compensated executive officers; and David D. Campbell (who served as Chief Executive Officer during the 2008 fiscal year until October 22, 2008) for the fiscal years ended December 31, 2008, and where applicable December 31, 2007 and 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Robert J. Keller	2008	132,923	—	3,708	4,325	—	—	9,227	150,182
Chairman of the Board and Chief Executive Officer

David D. Campbell	2008	649,470	—	1,772,410	323,981	—	123,000	314,792	3,060,653
Former Chief Executive Officer	2007 2006	737,500 700,000	— —	1,356,493 1,472,855	409,750 2,819,930	284,085 648,500	244,536 78,000	47,417 70,061	3,079,781 5,789,346

Neal V. Fenwick	2008	397,507	—	211,237	280,988	—	—	34,417	924,148
Executive Vice President and Chief Financial Officer	2007 2006	393,750 375,000	— —	316,452 339,890	404,200 430,652	109,542 221,925	— 562,520	50,077 81,490	1,274,021 2,011,477

Boris Elisman	2008	374,117	—	109,314	140,007	—	21,000	1,104,160	1,727,598
Executive Vice President, ACCO Brands Americas	2007	346,250	—	134,238	204,786	144,733	9,000	25,217	864,224

Kriss A. Kirchhoff	2008	326,134	—	82,913	35,155	—	25,000	517,713	961,915
Executive Vice President, Product Generation Organization	2007	325,000	—	70,519	11,828	162,500	13,000	149,557	732,404

David L. Kaput	2008	290,107	—	18,741	16,644	150,000	14,000	354,809	830,302
Senior Vice President and Chief Human Resource Officer

(1)	The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31 for each year shown that is attributable to stock and option awards made under the Company’s Amended and Restated 2005 Incentive Plan and the Company’s 2005 Assumed Option and Restricted Stock Unit Plan in accordance with FAS 123(R) (but without regard to discounts for estimated forfeitures) and thus include amounts from awards granted in prior years. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31 for each year shown included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission.

(2)	The amounts listed represent the amount of the MIP award earned by each named executive officer for each year shown. The 2008 MIP award, paid in 2009, is more fully described in the Compensation Discussion and Analysis under the caption “Annual Incentives.” Amounts shown for 2006 for Messrs. Campbell and Fenwick also include awards granted under the 2004 — 2006 ACCO World Long Term Incentive Plan, a long-term performance unit cash plan, which was terminated in February, 2006. At that time it was determined that payments for the 2004 — 2006 performance cycle of that plan would be pro-rated to only recognize the actual performance for 2004 — 2005 and would become time vested based on continued employment with the Company through December 31, 2006. For the 2004 — 2005 pro-rata period, the participants earned awards at 166.7% of target. The amounts earned during 2006 and included in the table were: $333,500 for Mr. Campbell and $100,050 for Mr. Fenwick, which amounts were paid in the first quarter of 2007.

(3)	The amounts listed represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit provided under the ACCO Pension, SRP and, as to Messrs. Campbell and Fenwick, the retirement agreements described under “Pension Benefits.” None of the named executive officers earned any preferential amounts on their accounts in the nonqualified deferred compensation plans of which they are a participant. During both the years 2007 and 2008, the accumulated benefit for Mr. Fenwick decreased due to a decrease in the inflation rate, an increase in the discount rate, and a decrease in the foreign exchange rate used in the actuarial present value calculation, which caused the change to be negative for the year. Further details about these plans are detailed under “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(4)	The following table provides details about each component of the “All Other Compensation” column in the 2008 Summary Compensation Table.

Name	Automobile Allowance	Company Contributions to Defined Contribution Plans (a)	Relocation Expense (b)	Payments Pursuant to Severance Plans (c)	Miscellaneous Perquisites		Tax Gross-Ups (h)	Total All Other Compensation
Robert J. Keller	$3,076	$5,982	$—	$—	$169	(d)	$—	$9,227
David D Campbell	13,535	10,350	—	282,356	5,584	(e)	2,967	314,792
Neal V. Fenwick	13,992	10,350	—	—	8,120	(f)	1,955	34,417
Boris Elisman	13,992	10,350	1,078,718	—	1,100	(d)	—	1,104,160
Kriss A. Kirchhoff	13,992	10,350	492,261	—	1,100	(d)	—	517,713
David L. Kaput	13,992	10,350	322,648	—	7,220	(g)	599	354,809

(a)	The amounts shown represent the Company’s maximum allowable 2008 contribution to its tax-qualified 401(k) savings plan.

(b)	Represents the cost to us for the relocation of Messrs. Elisman, Kirchhoff and Kaput to the Company’s headquarter offices as described in “Employee Benefits and Perquisites” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts include income tax gross-up attributable for the foregoing of $20,755 for Mr. Elisman; $34,557 for Mr. Kirchhoff; and $24,885 for Mr. Kaput.

(c)	As part of his termination from the Company, Mr. Campbell received $282,356 in severance payments pursuant to the Company’s Executive Severance Plan, which was paid on a bi-weekly basis during 2008. Under the terms of that Plan Mr. Campbell will receive a total of $2,992,500 in cash severance over a twenty four (24) month period.

(d)	Includes the cost to us of personal benefits and perquisites for Messers Keller, Elisman and Kirchhoff for premiums paid on excess long-term disability insurance.

(e)	Includes the cost to us of personal benefits and perquisites for Mr. Campbell for premiums paid on excess long-term disability insurance; income tax preparation fees; and Company matching contributions on charitable contributions.

(f)	Includes the cost to us of personal benefits and perquisites for Mr. Fenwick for premiums paid on life and excess long-term disability insurance policies; income tax preparation fees; and Company matching contributions on charitable contributions.

(g)	Includes the cost to us of personal benefits and perquisites for Mr. Kaput for premiums paid on an excess long-term disability insurance policy; and Company matching contributions on charitable contributions.

(h)	Represents the amount of income tax gross-ups for each named executive officer attributable to the miscellaneous perquisites.

(5)	This amount does not include compensation received by Mr. Keller as a non-employee member of the Board of Directors, of $99,982 in cash compensation and $70,000 in equity-based compensation in the form of deferred restricted stock units, prior to his appointment as the Company’s Chief Executive Officer on October 22, 2008. See the 2008 Director Compensation Section of this Proxy Statement.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under any of the Company’s incentive plans during the fiscal year ended December 31, 2008.

Name	Grant Date for Equity Based Awards		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options(#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Keller	11/07/08	(3)	8,308	132,923	265,846	51,000	68,000	97,400	38,000	105,000	$2.59	360,640
David D Campbell	03/19/08		35,510	568,167	1,136,335	66,667	66,667	100,001	30,372	73,465	$14.02	1,684,467
Neal V. Fenwick	03/19/08		16,708	267,326	534,652	16,650	22,200	33,300	11,000	21,400	$14.02	559,838
Boris Elisman	04/07/08		15,745	251,919	503,839	16,650	22,200	33,300	11,000	21,400	$14.02	559,838
Kriss A. Kirchhoff	03/19/08		10,555	168,880	337,760	13,575	18,100	27,150	8,200	17,500	$14.02	445,901
David L. Kaput	03/19/08	(3)	150,000	150,000	300,000	15,825	21,100	30,410	6,800	14,400	$14.02	454,662

(1)	Represents threshold, target and maximum payout levels under the MIP for 2008 performance. The actual amount of incentive bonus earned by each named executive officer in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. In connection with his hiring, Mr. Kaput was guaranteed a 2008 MIP award of not less than his target opportunity. Additional information regarding the design of the MIP and awards granted under the MIP is included under “Annual Incentives” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Amounts shown with respect to all of the 2008 awards represent threshold, target and maximum PSU awards under the LTIP for the 2008-2010 performance period. The threshold award is 75% of target and the maximum award is 150% of target. Performance below threshold results in no payout, subject to any discretion exercised by the Committee. The grant date fair value of the PSU awards were $2.59 per share for Mr. Keller’s award and $14.02 per share for all of the others awards. Additional information regarding performance-based awards and the 2008-2010 performance period is included under “Long-Term Incentives” in the Compensation Discussion and Analysis.

(3)	Amounts shown with respect to Mr. Keller’s award also include 23,000 units and Mr. Kaput’s award include 6,200 units which reflect threshold, target and maximum PSU awards for the 2007-2009 performance period, as further described under “Long-Term Incentives” in the Compensation Discussion and Analysis. The threshold award is 75% of target and the maximum award is 130% of target. Performance below threshold results in no payout, subject to any discretion exercised by the Committee. The grant date fair value of these awards for Messrs. Keller and Kaput were $2.59 per share and $14.02 per share, respectively.

(4)	Amounts shown represent restricted stock units awarded under the LTIP. The grant date fair value of the restricted stock unit awards granted on March 19, 2008 and November 7, 2008 was $14.02 and $2.59 per share, respectively. For the restricted stock unit award to Mr. Elisman, the grant date fair value is deemed to be $14.02, which exceeds the closing price and the average of the high and low sales prices of a share of Company common stock on the date of grant.

(5)	Amounts shown represent stock options awarded under the LTIP. The grant date fair value of the stock option awards on March 19, 2008 and November 7, 2008 was $14.02 and $2.59 per share, respectively. For the stock option awards to Mr. Elisman, the grant date fair value is deemed to be $14.02, which exceeds the closing price and the average of the high and low sales prices of a share of Company common stock on the date of grant.

(6)	The exercise price per share of each stock option award equals, or in the case of Mr. Elisman, exceeds the average of the high and low sales prices of a share of Company common stock on the date of grant. The closing price per share of the Company’s common stock on March 19, April 7 and November 7, 2008 was $13.62, $13.79 and $2.47, respectively.

(7)	Amounts represent the grant date fair value of each equity award granted in 2008 in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning unexercised stock options, restricted stock units that have not vested and equity incentive plan awards for each of the executive officers named in the 2008 Summary Compensation Table as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(10)
Robert J. Keller	0	105,000	(4)	2.59	11/07/2015	23,000	(3)	79,350	33,750	(8)	116,438
						15,000	(4)	51,750	17,250	(9)	59,513

David D. Campbell (1)	73,465			14.02	10/21/2013
	55,000			21.49	10/21/2013
	385,000			22.68	12/6/2012
	299,084			18.25	10/21/2013
	199,389			14.42	9/28/2013
	88,660			12.32	9/22/2012

Neal V. Fenwick	0	21,400		14.02	3/18/2015	11,000	(5)	37,950	16,650	(8)	57,443
	4,833	9,667		21.49	3/15/2014	6,000	(6)	20,700	10,125	(9)	34,931
	90,000			22.68	12/6/2012						62,100
	71,780			18.25	10/27/2014
	39,877			14.42	9/28/2013
	20,400			12.32	9/22/2012

Boris Elisman	0	21,400		14.02	4/07/2015	11,000	(5)	37,950	16,650	(8)	57,443
	2,333	4,667		21.49	3/15/2014	3,500	(6)	12,075	5,250	(9)	18,113
	40,000			22.68	12/6/2012						25,875
	34,781			19.59	11/28/2014

Kriss A. Kirchhoff	0	17,500		14.02	3/18/2015	8,200	(5)	28,290	13,575	(8)	46,834
	0					3,000	(6)	10,350
	2,000	4,000		21.49	3/15/2014	5,000	(7)	17,250	3,000	(9)	10,350

David L. Kaput	0	14,400		14.02	3/18/2015	6,800	(5)	23,460	11,175	(8)	38,554
									4,650(9)		16,043

(1)	As part of his termination from the Company, Mr. Campbell was retirement eligible under the terms and conditions of the plans and award agreements under which these awards were granted. His stock options became immediately exercisable and each option has a corresponding expiration date which is the earlier of: (i) the original underlying expiration date for the option, or (ii) five years following his termination date. Mr. Campbell was entitled to receive a prorated distribution of all his previously issued restricted stock unit awards and a prorated distribution at target levels of his performance share unit award for the 2006-2008 performance period. Delivery of the shares earned under these awards has been deferred in accordance with the requirements of Sec. 409(a) of the Internal Revenue Code. His performance share unit awards for the 2007-2009 and 2008-2010 performance periods became fully vested, with any actual payout deferred until the Company’s actual performance against targets is determined by the Compensation Committee for the relevant award periods.

The following table details the number of restricted stock units and performance share units that vested pursuant to his award agreements:

Award Type:	Award Date	Units Originally Granted	Units Vested
Restricted Stock Units:
	December 7, 2005	90,000	86,223
	March 16, 2007	23,000	9,226
	March 19, 2008	30,372	4,512
Performance Share Units:
	December 7, 2005	78,750	75,445
	March 16, 2007	52,000	52,000
	March 19, 2008	66,667	66,667

(2)	Unless otherwise noted, stock option awards vest ratably over the first three anniversaries of their original grant dates. Options would accelerate and become immediately exercisable upon the death, disability or retirement of the named executive officer or upon a change-in-control.

(3)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2012 provided Mr. Keller remains in the employ of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated to date of separation, conditioned on employment after the first anniversary of grant date.

Retirement	Award would be prorated to date of separation.

Death, Disability or Change-in-Control	The award would fully vest.

(4)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2011 provided Mr. Keller remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(5)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 19, 2012 provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(6)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 16, 2011 provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(7)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on January 4, 2010 provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result
Retirement, Death or Disability	Award would be prorated to date of separation.

Change-in-Control	The award would fully vest, but be prorated to the date of termination.

(8)	Represents the threshold number of shares that can be earned under performance share units for the three-year performance period ending on December 31, 2010. Any awards so earned would be paid in shares of the Company’s common stock prior to March 15, 2011. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated at target levels to date of separation, conditioned on employment after the first anniversary of grant date.

Retirement	Award would fully vest on December 31, 2010 based on actual performance result levels.

Death or Disability	Award would fully vest at target levels.

Change-in-Control	The award would fully vest at maximum award level.

(9)	Represents the threshold number of shares that can be earned under performance share units for the three-year performance period ending on December 31, 2009. Any awards so earned would be paid in shares of the Company’s common stock prior to March 15, 2010. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated at target levels to date of separation, conditioned on employment after the first anniversary of grant date.

Retirement	Award would fully vest on December 31, 2009 based on actual performance result levels.

Death or Disability	Award would fully vest at target levels.

Change-in-Control	The award would fully vest at maximum award level.

(10)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2008 of $3.45.

2008 OPTION EXERCISES AND STOCK VESTED

The following table describes the number of shares acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on vesting of restricted stock and performance share units. There were no exercises of stock options by any of the named executive officers during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Robert J. Keller	—	—	—		—
David D. Campbell	—	—	—		—
Neal V. Fenwick	—	—	21,000	(1)	42,210
Boris Elisman	—	—	8,500	(1)	17,085
Kriss A. Kirchhoff	—	—	—		—
David L. Kaput	—	—	—		—

(1)	The shares acquired relate to restricted stock unit awards granted on December 7, 2005 that vested on December 7, 2008.

(2)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting. The fair market value of our common stock used for purposes of this table is the average of the high and low share trade prices of the underlying stock on the date of vesting as reported on the New York Stock Exchange.

2009 Stock-Based Awards

The long-term incentive stock awards granted to the named executive officers on February 26, 2009 under the terms and conditions of the LTIP and applicable respective award agreements all of which were granted in the form of Stock-Settled Stock Appreciation Rights (“SSARs”) are listed below.

	Option Awards
Name	Number of Securities Underlying Unexercised SSARs (#)(1)	SSAR Exercise Price ($)
Robert J. Keller	325,000	0.81
David D. Campbell	—	—
Neal V. Fenwick	150,000	0.81
Boris Elisman	150,000	0.81
Kriss A. Kirchhoff	125,000	0.81
David L. Kaput	65,000	0.81

(1)	SSARs vest ratably over the first three anniversaries of the February 26, 2009 grant date and expire seven years after the grant date. The SSARs have an exercise price equal to the average of the high and low market price of the Company’s common stock on the grant date. The rights associated with the SSARs would accelerate and become immediately exercisable upon the death or disability of the named executive officer or upon a change-in-control. See also “Compensation Discussion and Analysis — 2009 LTIP Awards”.

PENSION BENEFITS

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert J. Keller (2)	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
David D. Campbell	ACCO Pension	10.25	137,000	—
	Supplemental Pension	10.25	223,000	—
	Retirement Agreement	10.25	181,000	—
Neal V. Fenwick	ACCO Europe Pension	20.0	2,948,015	—
	ACCO Pension	2.75	21,000	—
	Supplemental Pension	2.75	26,000	—
	Retirement Agreement	2.75	60,000	—
Boris Elisman	ACCO Pension	4.17	32,000	—
	Supplemental Pension	4.17	33,000	—
Kriss A. Kirchhoff	ACCO Pension	2.08	22,000	—
	Supplemental Pension	2.08	17,000	—
David L. Kaput	ACCO Pension	1.25	11,000	—
	Supplemental Pension	1.25	3,000	—

(1)	Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 6.50% for both plans. The mortality table assumption for the ACCO Pension is the 2008 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives for 2008. The mortality table assumption for the Supplemental Pension is the same. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 6.6%, an inflation rate of 2.50%, an exchange rate (as of December 31, 2008) of $ 1.4412 to One British Pound and utilizes the PCMA00 Base with Year-of-Birth Medium Cohort improvements and a 1% floor. Amounts reported as the actuarial present value of accumulated benefits for Mr. Campbell and Mr. Fenwick under their respective retirement agreements are computed using the same U.S. mortality and interest assumptions as apply under those executives’ other respective pension plans, above, net of the applicable offset for those other benefits provided under their respective retirement agreements.

(2)	As Mr. Keller joined the Company on October 22, 2008, he was not eligible to participate in the ACCO Pension and the Supplemental Pension plans as of December 31, 2008. Please see below for additional information regarding plan eligibility.

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the ACCO Pension, the Company’s 2008 Amended and Restated Supplemental Retirement Plan (“Supplemental Pension”), the ACCO Europe Pension Plan (“ACCO Europe Pension”), and retirement agreements for Messrs. Campbell and Fenwick, respectively.

The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must complete one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension and the Supplemental Pension (described below) have been frozen as of March 6, 2009. As a result no additional benefits would accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

The Supplemental Pension is an unfunded nonqualified defined benefit pension plan which covers compensation and benefit amounts in excess of the Internal Revenue Code’s qualified plan limits in the ACCO Pension, and taking into account in determining compensation amounts deferred under the Company’s former deferred compensation plan. Otherwise, the provisions of the Supplemental Pension are generally the same as those of the ACCO Pension. Participants in the Supplemental Pension may separately elect from the optional forms of payment of benefits available under the ACCO Pension other than a lump-sum. Certain other restrictions on payment apply to the Supplemental Pension, consistent with the requirements of Internal Revenue Code Section 409A.

Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the above named executives are entitled to additional credited service other than that which has been earned during their employment.

Several forms of benefit payments are available under the ACCO Pension and the Supplemental Pension. The Pension Plan offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension and Supplemental Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension and Supplemental Pension both recognize prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company on August 16, 2005, for vesting purposes.

Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/ 3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) pensionable earnings for the full year immediately prior to April 1, 2006 , or (2) the average of any three consecutive years of pensionable earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit. He will be eligible for early retirement under this plan upon attainment of age 50.

Each of Messrs. Campbell and Fenwick have entered into retirement agreements with the Company that provides them a supplemental retirement benefit based on credit for their service prior to August 16, 2005 for Mr. Campbell and April 1, 2006 for Mr. Fenwick with predecessors of the Company and its then-affiliates while participating in non-Company pension plans of then-affiliates — Mr. Campbell as an employee of Fortune Brands, Inc. and Mr. Fenwick as an employee of the Company’s United Kingdom subsidiary. Under the retirement agreements, Messrs. Campbell and Fenwick are entitled to a supplemental nonqualified benefit upon retirement over and above what is provided them under the Company’s defined benefit pension plans. The benefit provided under the retirement agreements equals the excess of (i) a tentative benefit under the Company’s defined benefit pension plans, as described above, computed based on their combined service with the Company and its non-participating then-affiliates but applying the Company Pension accrual rate as in effect on January 1, 2007 (1.00% per year of service, as described above) over (ii) the sum of the actual benefit amounts due to the executive from such Company and then-affiliate pension plans in respect of his participation in such plans. In each case, the benefit is expressed as an unreduced single life annuity payable at an age 65 normal retirement age.

See also “Retirement Benefits” in the Compensation Discussion and Analysis section of this Proxy Statement for additional discussion of the Company’s defined benefit and other retirement plans.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to nonqualified deferred compensation plan contributions, earnings and distributions for Mr. Campbell during the fiscal year ended December 31, 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End ($)

David D. Campbell	—	—	21,649	—	519,551	(1)

(1)	This represents the balance in Mr. Campbell’s account under the ACCO Brands Corporation (Frozen) Deferred Compensation Plan. The balance in that account, which is held in a fully funded and irrevocable grantor trust, is an unsecured obligation of the Company and subject to claims by the general creditors of the Company.

The investment options available to Mr. Campbell, as well as the other participants in this Plan (none of which are any of the other named executive officers) were similar to those broadly available to employees under the Company’s 401(k) Plan. The table below shows the investment funds available under the ACCO Brands Corporation (Frozen) Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator of the Plan.

Name of Fund	Annual Rate of Return
Allianz NFJ Dividend Value Inst CL	-36.08%
Davis NY Venture CL A	-40.03%
Fidelity Contrafund	-37.16%
Vanguard Institutional Index Fund Institutional Shares	-36.95%
Fidelity Value Fund	-46.52%
Thornburg Core Growth Fund Class R5	-50.76%
Royce Value Plus Service CL	-41.07%
Wells Fargo Advantage Small Cap Value Fund Investor Class	-38.31%
Fidelity Diversified International Fund	-45.21%
Lazard Emerging Mkts Instl CL	-47.88%
T. Rowe Price Capital Appreciation	-21.17%
Morgan Stanley Institutional Fund Trust Core Plus Fixed Income Portfolio Class I Shares	-16.42%
PIMCO Total Return Inst CL	4.82%
Fidelity Money Market Trust Retirement Money Market Portfolio	2.93%

As a result of his termination of employment on October 22, 2008, his account balance became payable pursuant to the terms of the Plan. In accordance with elections he had previously made under the provisions of this Plan, Mr. Campbell will receive a lump sum payment of his account balance at the time of payment within a reasonable time following applicable waiting period restrictions imposed under Section 409A of the Internal Revenue Code. Should Mr. Campbell die prior to the payment of his account balance, that payment would be made to his designated beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

The Company does not have written employment agreements with any of its executive officers. Although the Company has entered into severance and change-in-control agreements with certain executive officers, none of the named executive officers are covered by any such agreement. Executive officers, including the named executive officers, that have not entered into such agreements were covered by the Company’s Executive Severance Plan at December 31, 2008 and continue to be so covered as of the date of this Proxy Statement.

The Company’s Executive Severance Plan provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause” and (ii) voluntary termination for “good reason” or involuntary termination without “cause” within 24 months after (and in certain circumstances preceding) a change-in-control:

•

Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller; 21 months of base salary plus one year of target bonus for the year of separation for Messrs. Fenwick, Elisman and Kirchhoff; and 18 months of base salary plus one year of target bonus for the year of separation for Mr. Kaput.

•

Change in Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller; 2.25 times base salary plus 2.25 times bonus for the year of separation for Messrs. Fenwick, Elisman and Kirchhoff; 2.00 times base salary plus 2.00 times bonus for the year of separation for Mr. Kaput. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date.

•	Outplacement services for an amount not to exceed $60,000 for Mr. Keller and $30,000 for each other named executive officer.

•

Gross-up payment for any “golden parachute” excise tax that may be payable by them under Section 4999 of the Internal Revenue Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the Executive Severance Plan or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of the executive’s “base pay” as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code; and

•

Any amounts payable under the Executive Severance Plan are reduced by amounts payable to a named executive officer under any other severance plan applicable to the executive or agreement that has been entered into between the Company and the executive.

Medical and other welfare benefits continue for the executive’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company.

The following tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate if his employment had terminated on December 31, 2008, under the following circumstances:

•	voluntary termination by the named executive officer;

•	termination by the Company for cause;

•	termination by the Company without cause; or,

•

following (or in certain circumstances preceding) a change-in-control, a termination by the Company without “cause” or by the executive for “good reason”; or termination as a result of death or disability.

In preparing the tables it is assumed that the named executive officer has no earned but unpaid salary or accrued and unused vacation benefits at the time of termination.

Robert J. Keller

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause(1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance(2)	—	—	2,880,000	4,305,600	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits(3)	—	—	24,000	36,000
Outplacement services	—	—	60,000	60,000
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(4)	—	—	—	90,300	90,300
Value of Stock Awards(5)	—	—	—	431,250	365,700
Federal Excise Tax and Gross-up(6)				2,783,059
Total	—	—	2,964,000	7,705,609	456,000

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $720,000; an annual target bonus of 100% of base salary, or $720,000; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2008 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Keller may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

David D Campbell

Payments and Benefits	Termination by Company without cause $	Retirement $
Compensation:
Cash severance(1)	2,992,500	—
Annual Incentive	—	—
Benefits:
Continuation of benefits(2)	20,000	—
Outplacement services	60,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(3)(4)	—	—
Value of Stock Awards(3)(5)	1,014,552	1,014,552
Total	4,087,052	1,014,552

(1)	As disclosed in “Employment and Severance Arrangements” in the Compensation Discussion and Analysis section of this Proxy Statement, Mr. Campbell is entitled to receive cash severance payments equal to 24 months of base salary and two years of target bonus under the Company’s Executive Severance Plan.

(2)	Represents the approximate employer subsidy cost during the severance period for medical and other welfare benefits.

(3)	As described in “Grants of Plan-Based Awards”, Mr. Campbell qualified as retirement eligible under the LTIP and is entitled to accelerated vesting of his Stock Options and Stock Awards.

(4)	Reflects the excess of the fair market value of vested stock options as of December 31, 2008 over the exercise price of the vested stock options.

(5)	Reflects the fair market value of the vested Stock Awards as of December 31, 2008.

Neal V. Fenwick

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause(1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance(2)	—	—	996,000	1,540,688	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits(3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(4)	—	—	—	—	—
Value of Stock Awards(5)	—	—	39,219	336,548	243,915
Total	—	—	1,086,219	1,934,236	243,915

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $415,000; an annual target bonus of 65% of base salary, or $269,750; and amounts of cash severance are paid as a lump-sum.
(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2008 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

Boris Elisman

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause(1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance(2)	—	—	996,000	1,540,688	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits(3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(4)	—	—	—	—	—
Value of Stock Awards(5)	—	—	20,939	252,885	185,265
Federal Excise Tax and Gross-Up(6)	—	—	—	817,284	—
Total	144,733	—	1,067,939	2,667,857	185,265

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $415,000; an annual target bonus of 65% of base salary, or $269,750; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2008 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Elisman may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Kriss A. Kirchhoff

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause(1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance(2)	—	—	843,750	1,265,625	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits(3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(4)	—	—	—	—	—
Value of Stock Awards(5)	—	—	17,947	190,311	145,504
Federal Excise Tax and Gross-Up(6)	—	—	—	657,603	—
Total	—	—	912,697	2,170,539	145,504

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $375,000; an annual target bonus of 50% of base salary, or $187,500; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit has enrolled in during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2008 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Kirchhoff may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

David L. Kaput

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause(1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance(2)	—	—	675,000	900,000	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits(3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options(4)	—	—	—	—	—
Value of Stock Awards(5)	—	—	—	132,653	96,225
Federal Excise Tax and Gross-Up(6)	—	—	—	512,714	—
Total	—	—	726,000	1,602,367	96,225

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $300,000; an annual target bonus of 50% of base salary, or $150,000; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit has enrolled in during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2008 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Kaput may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

2008 DIRECTOR COMPENSATION

Cash Compensation. Each non-employee director of ACCO Brands is paid an annual fee of $60,000 for services as a director and receives an attendance fee of $1,500 for each meeting of the Board of Directors attended and for attendance at each meeting of a committee of the Board of Directors on which such director serves. Committee chairpersons receive additional annualized fees totaling $12,000 for each of the Audit and Compensation Committees and $6,000 for the Corporate Governance and Nominating Committee. In addition, the Presiding Independent Director is paid an annual retainer of $20,000. The non-employee directors have agreed to waive the payment of any attendance fees for any meetings taking place during the period February 23, 2009 until at least June 30, 2009. The Board of Directors will consider the reinstatement of attendance fees at a time it deems it appropriate to do so.

Insurance. Directors traveling on company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

Equity-based Compensation for Non-employee Directors. For 2008, each non-employee director received a $70,000 annual restricted stock unit grant under the LTIP. Non-employee directors appointed to the Board other than at an annual meeting receive a pro-rata portion of such amount based on the time between that date of appointment and the date of the next annual meeting. Under the terms of the plan and each individual director’s restricted stock unit award agreement, each restricted stock unit represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. The payment of all restricted stock units to non-employee directors are deferred under our Deferred Compensation Plan for Directors (the “Deferred Plan”), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change of control of ACCO Brands. Directors holding deferred restricted stock units are credited with additional restricted stock units based on the amount of any dividend paid by ACCO Brands.

At its meeting in February, 2009 the Board of Directors decided that, for the year 2009 the Company should not issue the annual stock unit grant to the non-employee directors elected at either the annual meeting or at any other time during the year. In lieu thereof, the directors elected to serve will receive what would have been the $70,000 equity portion of its annual retainer in cash. The cash payment will be made in equal quarterly installments. The Board’s decision was predominately predicated on the large number of shares that would have to be issued as a result of the current low price of the Company’s common stock and the negative effect such action would have on the pool of available shares for issuance as stock awards under the LTIP.

Upon filing a timely election, a director may also elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director can choose to have his deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands’ common stock. The balance in a phantom account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in either a lump sum cash distribution or a lump sum distribution of shares of ACCO Brands’ common stock, as the director may elect. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. In 2008, Mr. Hargrove elected to defer all of his cash compensation in the form of the Company’s common stock through phantom stock units. As of December 31, 2008 Mr. Hargrove has deferred a total of 18,574 phantom stock units having a total market value as of that date of $64,080 based on that day’s closing price on the New York Stock Exchange of $3.45.

The following table sets forth the amount of cash compensation, equity compensation, all other compensation and aggregate compensation paid to members of our Board of Directors in 2008:

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation(2)	Total
George V. Bayly	$93,000		$70,000	$—	$163,000
Dr. Patricia O. Ewers	88,500		70,000	5,000	163,500
G. Thomas Hargrove	—		172,100	5,000	177,100
Robert J. Keller	99,982	(3)	70,000	—	169,982
Pierre E. Leroy	103,833		70,000	5,000	178,833
Robert H. Jenkins	97,954		70,000	5,000	172,954
Norman H. Wesley	80,500		70,000	—	150,500

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R (but without regard to discounts for estimated forfeitures). The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(2)	Amounts listed in this column represent matching contributions made by the Company under its charitable contribution matching program. Under the program, eligible charitable contributions made by directors may be matched by the Company up to a maximum match of $5,000 per year.

(3)	Represents the non-employee director fees paid to Mr. Keller in cash prior to his employment by the Company as Chief Executive Officer on October 22, 2008.

The aggregate number of RSUs and stock options held by each director as of December 31, 2008 was as follows:

Director	Number of RSUs
George V. Bayly	11,961
Dr. Patricia O. Ewers	11,961
G. Thomas Hargrove	11,961
Robert H. Jenkins	7,878
Robert J. Keller	11,961
Pierre E. Leroy	11,961
Norman H. Wesley	11,961

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s independent registered public accountant for the fiscal year ended December 31, 2008 was PricewaterhouseCoopers LLP. A member of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to make a statement if he or she desires and will respond to any appropriate questions that may be asked by stockholders. As of the distribution date of this Proxy Statement, the Audit Committee had not yet selected a firm to serve as the Company’s independent public accountant for the fiscal year ending December 31, 2009, but will do so later this year as the meeting at which such selection takes place has not yet occurred.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of directors that are “independent” as defined under the New York Stock Exchange corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.accobrands.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2008, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the year ended December 31, 2008 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2008 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered accounting firm their independence from the Company, including the matters in the letter provided to the Audit Committee by the independent registered public accounting firm regarding the firm’s communication with the Audit Committee concerning independence as required by the applicable requirements of the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their integrated audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

February 25, 2009

Members of the Audit Committee

G. Thomas Hargrove (Chairperson)

George V. Bayly

Robert H. Jenkins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm during the 2007 and 2008 fiscal years was PricewaterhouseCoopers LLP. The following table summarizes the fees paid or payable by ACCO Brands to PricewaterhouseCoopers for services rendered during 2007 and 2008:

	2007	2008
Audit fees	$3,226,000	$3,267,000
Audit-related fees	3,000	4,000
Tax fees	275,000	230,000
All other fees	18,000	20,000

Total	$3,522,000	$3,517,000

Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. Fees for audit-related services were principally related to work in connection with the audit of employee benefit plans. The tax services provided during both 2007 and 2008 primarily included domestic and international tax compliance work, and tax planning. All other fees for 2007 and 2008 were principally for various minor advisory work.

Approval of Audit and Non-Audit Services

All PricewaterhouseCoopers LLP services to the Company were approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to ACCO Brands under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. The Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

During 2008, the Company was not involved in any transaction of the type the Committee would need to review.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

The table below sets forth the beneficial ownership of ACCO Brands’ common stock as of March 1, 2009. The table sets forth the beneficial ownership by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of our common stock;

•	the Company’s executive officers;

•	our directors and nominees for directors; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2009, 54,397,837 shares of ACCO Brands’ common stock were outstanding. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to options held by that person that are currently exercisable or that are exercisable within 60 days of March 1, 2009 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name	Number of Shares		Number of Shares Subject to Options(1)	Number of Shares Subject to RSUs(2)	Total	Percent
Wellington Management Company, LLP 75 State St. Boston, MA 02109	7,579,868	(3)	—	—	7,579,868	14.0%
FMR LLC 82 Devonshire St. Boston, MA 02109	7,485,824	(4)	—	—	7,485,824	13.8
Wells Fargo & Company 420 Montgomery St. San Francisco, CA 94163	6,341,263	(5)	—	—	6,341,263	11.7
Sasco Capital, Inc. 10 Sasco Hill Road Fairfield, CT 06824	3,357,980	(6)	—	—	3,357,980	6.2
Rutabaga Capital Management 64 Broad St. Boston, MA 02109	2,824,824	(7)	—	—	2,824,824	5.2
Barclays Global Investors 400 Howard St. San Francisco, CA 94105	2,796,160	(8)	—	—	2,796,160	5.1
George V. Bayly	—		—	11,961	11,961	*
Dr. Patricia O. Ewers	1,472		—	11,961	13,433	*
G. Thomas Hargrove	60,000		—	11,961	71,961	*
Robert H. Jenkins	2,000		—	7,878	9,878	*
Robert J. Keller	50,000		—	11,961	61,961	*
Pierre E. Leroy	6,467		—	11,961	18,428	*
Michael Norkus	50,000		—	—	50,000	*
Norman H. Wesley	29,671		—	11,961	41,632	*
Mark C. Anderson	—		—	—	—	—
Boris Elisman	5,999		82,210	—	88,209	*
Neal V. Fenwick	72,430	(9)	226,890	—	299,320	*
Christopher M. Franey	—		—	—	—	—
David L. Kaput	7,300		—	—	7,300	*
Kriss A. Kirchhoff	—		2,000	—	2,000	*
Gregory J. McCormack	8,000		118,081	—	126,081	*
Peter Munk	—		33,333	—	33,333	*
Thomas P. O’Neill, Jr.	34,853	(12)	21,500	—	56,353	*
Steven Rubin	27,108	(11)	79,000	—	106,108	*
John E. Turner	28,514	(10)	136,667	—	165,181	*
All directors and executive officers as a group (18 persons)	333,814		699,681	79,644	1,113,139	2.1%

*	Less than 1%

(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options exercisable within 60 days of March 1, 2009.

(2)	Indicates the number of shares subject to vested restricted stock units (RSUs), which represent the right to receive one share of the Company’s common stock upon cessation of service as a member of the Board of Directors or a change in control of the Company.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP. Wellington Management Company, LLP does not have sole voting or dispositive power over any of the shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2009, by FMR LLC and affiliated persons. Of these shares FMR LLC has sole voting power over 18,420 shares and sole dispositive power over all the shares.

(5)	Based solely on a Schedule 13G/A filed with the SEC on January 16, 2009 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting power over 6,260,379 shares and sole dispositive power over 6,297,559 shares.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2009 by Sasco Capital, Inc. Of these shares Sasco Capital has sole voting power over 1,784,775 shares and sole dispositive power over all of the shares.

(7)	Based solely on a Schedule 13G filed with the SEC on February 6, 2009 by Rutabaga Capital Management. Of these shares, Rutabaga Capital Management has sole voting power over 2,139,424 shares and sole dispositive power over all the shares.

(8)	Based solely on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors. Of these shares, Barclays Global Investors has sole voting power over 2,588,785 shares and sole dispositive power over all the shares.

(9)	Includes 430 shares owned by Mr. Fenwick’s wife and 1,000 shares held for the benefit of his children.

(10)	Includes 1,003 shares owned by Mr. Turner through our 401(k) plan.

(11)	Includes 1,252 shares owned by Mr. Rubin through our 401(k) plan.

(12)	Includes 4,853 shares owned by Mr. O’Neill through our 401(k) plan.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) contains requirements that must be followed in order to have a proposal included in our proxy statement and form of proxy.

Who can make a nomination or a proposal?

According to our By-laws, stockholders may nominate persons for election to our Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

When must a nomination or a proposal be made?

With respect to annual meetings, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

How do I go about making a nomination or a proposal?

If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 19, 2010, and not later than February 19, 2010, with respect to nominations and proposals for the 2010 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

Stockholders who wish to have a proposal included in our proxy statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our proxy statement and accompanying proxy at the 2010 annual meeting of stockholders, the proposal must be received by the Company on or before December 4, 2009.

A copy of the By-law provisions summarized above is available upon written request to Mr. Steven Rubin, Senior Vice President, General Counsel and Secretary, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 24, 2008, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice. In addition to mailing copies of the Notice and mailing copies of this Proxy Statement and related material to requesting stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees may request the return of proxies by telephone, facsimile, or in person. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or, as applicable, one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Notice or, as applicable, one annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive a Notice, we will send a copy to you if you call Ms. Jennifer Rice, Vice President — Investor Relations at (847) 484-3020, or write her at ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice or, as applicable, the annual report and proxy statement, but you wish to receive only one copy, you must request, in writing, that ACCO Brands eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, Attn: Proxy Dept., 161 N. Concord Exchange Street, St. Paul, MN 55075 or call (in the United States) 1-800-468-9716.

Other Matters

ACCO Brands knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

April 3, 2009

By order of the Board of Directors

Steven Rubin

Senior Vice President, Secretary and General Counsel

A copy of ACCO Brands’ Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Jennifer Rice, Vice President, Investor Relations, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069.

A copy of the Form 10-K will also be made available on the ACCO Brands’ website at www.accobrands.com. Additionally, the ACCO Brands’ Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines are available free of charge in the Investor Relations section of the ACCO Brands website, or in print upon request by any stockholder to Ms. Rice at the address noted above.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders:

Our proxy statement and 2008 Annual Report on Form 10-K are available at: www.proxyvote.com.

Parking Facility and Driving Directions

Meeting Location Address

Arboretum Golf Club,

401 W. Half Day Road,

Buffalo Grove, Illinois

Tel: (847) 913 9112

Fax: (847) 913 1344
www.arboretumclub.com

Parking

Self-parking is available at
no charge in the outside,
uncovered lot (no valet
parking)

Directions from Downtown Chicago to Club:

Take I-90/94 North toward Milwaukee.

Exit right onto IL 22/Half Day Road.

Go west on Half Day Road past Rt. 21 (Milwaukee Ave.).

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from North to Club:

Take either I-94 or I-294 South toward Chicago/Indiana.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from Western Suburbs to Club:

Take IL Rt. 53 North.

Exit Lake Cook Road East to IL Rt. 83.

Turn left on IL Rt. 83 to IL 22/Half Day Road.

Turn right (East) on IL 22/Half Day Road.

Club is just past Buffalo Grove Road

Directions from South to Club:

Take I-294 North toward Wisconsin.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ACCO BRANDS CORPORATION 300 TOWER PARKWAY LINCOLNSHIRE, IL 60069

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For” the following.
1.	Election of Directors	☐	☐	☐
Nominees
01 G. Thomas Hargrove	02 Robert H. Jenkins		03 Robert J. Keller		04 Michael Norkus	05 Norman H. Wesley

The Board of Directors recommends you vote FOR the following proposal(s).						For	Against	Abstain

2	Such other business as may properly come before the meeting or any adjournment thereof.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials: The Notice & Proxy Statement, Form 10-K-Warp is/are available at www.proxyvote.com.

ACCO BRANDS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2009

The stockholder(s) hereby appoint(s) Neal V. Fenwick and Thomas P. O’Neill, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 19, 2009, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side